                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             DECORA INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                  Board of Directors of Decora Industries, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1)    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------
      2)    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------
      4)    Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------
      5)    Total fee paid:

            --------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
                                   ---------------------------------------------

      2)    Form, Schedule or Registration Statement No.:
                                                         -----------------------

      3)    Filing Party:
                         -------------------------------------------------------

      4)    Date Filed:
                       ---------------------------------------------------------

                             DECORA INDUSTRIES, INC.
                             -----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 28, 1998

                             -----------------------

To the Stockholders of
Decora Industries, Inc.:

    The Annual Meeting of Stockholders of Decora Industries, Inc., a Delaware corporation (the "Company"), will be held at the Desmond Hotel, located at 660 Albany Shaker Road, Albany, New York, on September 28, 1998, at 9:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

    (1) The election of five directors;

    (2) Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent certified public accountants for fiscal year 1999; and

    (3) The transaction of such other business as may properly come before the meeting and any adjournments thereof.

    The subject matter of each of the above proposals is described within the accompanying Proxy Statement.

    The Board of Directors has fixed the close of business on August 17, 1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

    In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority of all outstanding shares of Common Stock must be present in person or be represented by proxy.

    Whether or not you expect to attend the Annual Meeting in person, please date, sign and mail the enclosed Proxy in the postage-paid return envelope provided as promptly as possible. The Proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                            By Order of the Board of Directors

                                            Timothy N. Burditt
                                            Secretary

Fort Edward, New York
August 20, 1998

                             DECORA INDUSTRIES, INC.
                                  1 MILL STREET
                              FORT EDWARD, NY 12828

                             -----------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 28, 1998

                             -----------------------

To Our Stockholders:

    Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your Proxy in the form enclosed to be used at the Company's Annual Meeting of Stockholders to be held on September 28, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    The Company's Annual Report for the fiscal year ended March 31, 1998 and its Annual Report on Form 10-K for the fiscal year ended March 31, 1998, including audited financial statements, are being mailed to you on or about August 25, 1998 with this Proxy Statement.

    We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please date, sign and return your Proxy promptly in the postage paid return envelope provided. You may revoke your Proxy at any time prior to its exercise at the meeting by notice to the Company's Secretary and, if you attend the meeting, you may vote your shares in person. You may also revoke your Proxy by returning a duly executed Proxy bearing a later date. If no instruction is given, the proxy will be voted FOR each of the proposals described herein. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting.

    Only stockholders of record at the close of business on August 17, 1998 will be entitled to vote at the meeting. At the close of business on August 17, 1998, there were 7,331,354 shares of Common Stock of the Company outstanding, with each share of Common Stock being entitled to one vote on each matter to be voted upon. This is covered by the more general statement in the last sentence of this paragraph. There is no right to cumulate votes as to any matter. Unless otherwise stated, all share and per share amounts have been restated to reflect the one-for-five reverse split which was effective December 29, 1997.

    An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of Proposals 1 and 2. For purposes of determining whether a matter has received a majority vote either of shares present or of all outstanding shares, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker nonvotes"), those shares will not be included in the vote totals and therefore will have no effect on the vote on Proposals 1 and 2.

    The Company has been advised by its directors and officers that they intend to vote the 225,750 shares of Common Stock which they hold, representing 3.1% of the total shares outstanding as of the record date, in favor of the proposals presented in this Proxy Statement. See "Beneficial Ownership of Securities."

    The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, telegraph or personal solicitation, and no additional compensation will be paid to such persons. If requested, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

    At the Annual Meeting, management will present as nominees and recommend to the stockholders that each of the first five persons listed below (the current directors) be elected to serve as directors for a term of one year or until their successors are duly elected and qualified. Each nominee has agreed to serve if elected.

    Proxies will be voted for the election of the five nominees named below unless instructions are given to the contrary. Proxies cannot be voted for a greater number of persons than the number of nominees named. Should any nominee become unable to serve as a director, the persons named in the enclosed form of Proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may recommend to fill that position.

DIRECTORS AND EXECUTIVE OFFICERS

    The following sets forth certain biographical information, present occupation and business experience for the past five years of each director and executive officer, including those persons nominated to serve on the Board of
Directors:

                                                                             Year First
                                                                               Became
       Name                      Age             Position                     Director
     --------                    ---        ------------------               ----------
Nathan Hevrony                   46         Director, Chairman,                1988
                                            Chief Executive Officer

Roger Grafftey-Smith             67         Director                           1988

Gabriel B. Thomas                57         Director                           1991

Stephen H. Verchick              57         Director                           1993

Ronald A. Artzer                 54         Director                           1994

Timothy N. Burditt               44         Executive Vice President,            --
                                            Administration and Finance,
                                            Secretary

Earl A. Wearsch                  53         Executive Vice President;            --
                                            President and General Manager
                                            of Decora Manufacturing
                                            ("Decora") subsidiary

Rolf J. Gemmersdorfer            46         Executive Vice President;            --
                                            Chairman of Konrad
                                            Hornschuch AG ("Hornschuch")
                                            subsidiary Management Board

Bernhard Muller                  40         Executive Vice President;            --
                                            Member of Hornschuch
                                            subsidiary Management Board

Richard A. DeCoste               59         Executive Vice President             --

Frank J. Nolfi, Jr.              66         Vice President - Finance,            --
                                            Decora subsidiary

    NATHAN HEVRONY. Mr. Hevrony has served as a director of the Company since August 1988 and as Chief Executive Officer and Chairman of the Board since October 1989.

    ROGER GRAFFTEY-SMITH. Mr. Grafftey-Smith has served as a director of the Company since August 1988 and has been a managing partner of Grafftey-Smith & Associates, an international financial consulting firm, since 1981. Mr. Grafftey-Smith also serves as a director of Americanino Capital Corporation, a publicly-traded corporation.

    GABRIEL B. THOMAS. Mr. Thomas has served as a director of the Company since June 1991. He has served as President and Director of Unilab Corporation, a clinical laboratory services company, since December 1989.

    STEPHEN H. VERCHICK. Mr. Verchick has served as a director of the Company since October 1993. He has been engaged in the private practice of law as President of Stephen H. Verchick & Associates, Professional Corporation, in Beverly Hills, California, for the past 24 years. Mr. Verchick is also President of Warner Capital Associates, a Los Angeles based venture capital firm.

    RONALD A. ARTZER. Mr. Artzer has served as a director of the Company since May 1994. Since August 1997, he has been a self-employed management consultant. From March 1994 to August 1997, Mr. Artzer served as President and Chief Executive Officer of SoPakCo Foods, a food processing and packaging company. From 1991 to 1993, Mr. Artzer served as President and Chief Executive Officer of Design Foods, a Division of Sara Lee Corporation.

    Directors of the Company hold office until the next annual meeting of stockholders, until successors are elected and qualified or until their earlier resignation or removal.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors convened 16 formal meetings during fiscal 1998. In addition, the Board took action numerous times during the fiscal year by unanimous written consent. Management confers frequently with directors on an informal basis to discuss Company affairs.

    The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

    The function of the Audit Committee is to review and approve the selection of and all services performed by the Company's independent accountants, to meet and consult with, and to receive reports from, the Company's independent accountants and its financial and accounting staff and to review and act or report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. The current members of the Audit Committee are Roger Grafftey-Smith (Chairman), Gabriel Thomas and Stephen Verchick. The Audit Committee held one meeting during fiscal 1998.

    The Compensation Committee is generally authorized to review and recommend to the Board the compensation to be paid to the Company's principal officers. The current members of the Compensation Committee are Ronald Artzer (Chairman), Roger Grafftey-Smith, Gabriel Thomas and Stephen Verchick. The Compensation Committee held three meetings during fiscal 1998 and also took action several times by written consent.

COMPENSATION OF DIRECTORS

    Directors are paid $10,000 per year and $500 for each committee meeting which they attend. Directors may also be granted stock options for the purchase of the Company's common stock. The Company reimburses directors for reasonable expenses incurred in connection with their attendance at meetings and other Company related functions.

EXECUTIVE OFFICERS

    TIMOTHY N. BURDITT. Mr. Burditt was named Executive Vice President, Administration and Finance in April 1993 and was named Secretary in August 1993.

    EARL A. WEARSCH. Mr. Wearsch was named Executive Vice President of the Company and President and General Manager of its Decora subsidiary in January 1998. From 1983 to 1997, Mr. Wearsch served in various senior management and sales/marketing positions with Glidden, a manufacturer of paint and coatings.

    ROLF J. GEMMERSDORFER. Mr. Gemmersdorfer was named Executive Vice President of the Company and Chairman of the Management Board of its 76% owned Hornschuch subsidiary in August 1998. From January 1995 through December 1997, Mr. Gemmersdorfer was General Manager of Oral-B Laboratories GmbH, a subsidiary of the Gillette Company. From April 1992 through December 1994, he served as Managing Director and Speaker of the Board for the Household Hygiene division of VP. Schickedanz, Inc.

    BERNHARD MULLER. Dr. Muller was named Executive Vice President of the Company in February 1998. Since April 1997, Dr. Muller has been one of two members of the Management Board of Hornschuch. From June 1993 to March 1997, Mr. Muller was part of management of Fresenius Ltd., a company which produces disposable materials for the medical industry.

    RICHARD A. DECOSTE. Mr. DeCoste joined the Company's Decora subsidiary in January 1993. In February 1994, Mr. DeCoste became President of its Consumer Decorative Products Group. In November 1994, he became Executive Vice President of the Company and from June 1997 through July 1998 he also held the position of Vice President of Operations of the Company's Decora subsidiary.

    FRANK J. NOLFI, JR. Mr. Nolfi has served as Vice-President Finance of the Company's Decora subsidiary since its acquisition by the Company in April 1990. He served in the same position for the Uniglass Industries division of the prior owner, United Merchants and Manufacturers, Inc.

    Officers of the Company are elected by the Board of Directors and hold office until their successors are chosen and qualified, until their death or until they resign or have been removed from office. All corporate officers serve at the discretion of the Board of Directors. There are no family relationships between any director or executive officer of the Company and any other director or executive officer of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based upon the Company's review of the reports and amendments on Forms 3, 4 and 5 furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, all such reports were filed in a timely manner by reporting persons.

                       BENEFICIAL OWNERSHIP OF SECURITIES

    The following table sets forth, as of August 17, 1998, certain information with respect to the Common Stock of the Company which may be deemed to be beneficially owned by each stockholder who is known by the Company to own more than 5% of the outstanding Common Stock, by each director and executive officer of the Company and by all directors and officers as a group.


NAME AND                                                                                                              PERCENT
ADDRESS OF                                                 COMMON              OTHER                                     OF
BENEFICIAL OWNER(1)                                        STOCK            SECURITIES(2)          TOTAL               CLASS
-------------------                                        -----            -------------          -----              --------
State Street Bank & Trust ...................                  0             1,818,447          1,818,447               19.9%
Company, Trustee
Textron Master Trust
One Enterprise Drive
Master Trust -- W6C
North Quincy, MA 02171

Robert W. Johnson, IV(3) ....................            388,416(4)            385,000            773,416               10.0%
The Johnson Company
630 Fifth Avenue, Suite 1510
New York, NY 10111

Cumberland Associates .......................            563,900(5)                  0            563,900                7.7%
1114 Avenue of the Americas
New York, NY 10035

Nathan Hevrony ..............................            150,750               250,000            400,750                5.3%
Roger Grafftey-Smith ........................             75,000               112,400            187,400                2.5%
Gabriel B. Thomas ...........................                  0               142,400            142,400                1.9%
Stephen H. Verchick .........................                  0                75,000             75,000                1.0%
Ronald A. Artzer ............................                  0                70,000             70,000                 (6)
Timothy N. Burditt ..........................                  0                45,000             45,000                 (6)
Earl A. Wearsch .............................                  0                40,000             40,000                 (6)
Rolf J. Gemmersdorfer .......................                  0                12,000             12,000                 (6)
Bernhard Muller .............................                  0                     0                  0                 (6)
Richard A. DeCoste ..........................                  0                45,000             45,000                 (6)
Frank J. Nolfi, Jr ..........................                  0                13,333             13,333                 (6)
All directors and executive officers as a
group, including the named persons (11
persons) ....................................            225,750               805,133          1,030,883               12.7%

----------
(1) Unless otherwise indicated, each person included in the table has sole investment power and sole voting power with respect to the securities beneficially owned. The address of each director and officer listed is 1 Mill Street, Fort Edward, New York 12828.

(2) The amounts shown reflect shares of common stock underlying stock options, convertible notes or warrants which are exercisable within 60 days.

(3) Pursuant to the terms of a Note and Warrant Agreement, dated November 3, 1992, by and between the Company and Mr. Johnson, as amended, the Company is obligated to name Mr. Johnson as a director nominee while the note described therein is outstanding (the "Johnson Note"). The Johnson Note was repaid in full on May 3, 1998.

(4) Mr. Johnson disclaims beneficial interest in 27,000 shares which are held by trusts for which he is a trustee.

(5) Of this total, Cumberland Associates has sole voting and investment power with respect to 437,100 shares, and shares such power with respect to 126,800 shares.

(6) Each of these persons owns less than 1% of the outstanding common stock of the Company.

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with Mr. Hevrony until May 31, 2000 which provides for payment of annual salary, performance bonuses and incentive bonuses under the Company's 1998 Acquisition Incentive Plan (the "Acquisition Incentive Plan"). The Acquisition Incentive Plan was established by the Company to reward participants for any acquisition completed during fiscal 1998. Under the terms of Mr. Hevrony's employment agreement, his annual salary was adjusted to $325,000 by the Compensation Committee in February 1998. In August 1997, a performance bonus of $50,000 was paid to Mr. Hevrony based upon his role in the favorable restructuring of the Company's outstanding loans and in developing new technologies during fiscal 1997. For fiscal 1998, no performance bonuses were paid by the Company since its principal business objective was to complete an acquisition. Based on Mr. Hevrony's role in completing the acquisition of Hornschuch in October 1997 (the "Hornschuch Acquisition"), Mr. Hevrony was awarded an incentive bonus of $350,000 under the Acquisition Incentive Plan, $87,500 of which was paid in fiscal 1998. See "Committee Report to Stockholders Regarding Executive Compensation." Mr. Hevrony's employment agreement will terminate upon breach of a material term of the agreement or upon the permanent disability of Mr. Hevrony. In the event of termination without cause (as defined in such agreement), Mr. Hevrony is entitled to receive compensation for the remainder of the term of the agreement (through May 31, 2000) and an additional 24-month period.

    The Company has an employment agreement with Mr. Burditt until June 30, 2001 which provides for payment of annual salary, performance bonuses and incentive bonuses under the Acquisition Incentive Plan. Under the terms of the agreement, Mr. Burditt's annual salary was adjusted to $185,000 by the Compensation Committee in February 1998. A bonus of $25,000 was paid to Mr. Burditt in August 1997 based upon the Company's performance during fiscal 1997. For fiscal 1998, Mr. Burditt was awarded an incentive bonus of $250,000 under the Acquisition Incentive Plan for his role in completing the Hornschuch Acquisition, $62,500 of which was paid in fiscal 1998. Upon termination without cause, Mr. Burditt is entitled to receive any earned but unpaid bonuses on a pro-rata basis, plus compensation for the greater of twelve months from the date of termination or the remainder of the term.

    The Company has a three-year employment agreement with Richard DeCoste until May 30, 2000 which provides for annual compensation of $140,000. Upon termination without cause, Mr. DeCoste is entitled to receive compensation for the lesser of 12 months or to the end of the term. As part of his recent employment agreement, Mr. DeCoste was granted an option to purchase 20,000 shares of the Company's common stock at $5.00 per share. All of such options are currently vested.

    Hornschuch has an employment agreement with Dr. Bernhard Muller until December 31, 2000 which was amended on February 20, 1998. Pursuant to the agreement, Dr. Muller is a member of Hornschuch's Management Board and an Executive Vice President of the Company. The agreement provides for annual base compensation of DM335,000 with an annual bonus consisting of a cash component of up to DM250,000 in 1998 and DM200,000 in 1999 and 2000 and incentive stock options subject to performance. Additional compensation is payable if other performance compensation targets are met.

    As of January 8, 1998, Decora entered into a three-year employment agreement with Earl A. Wearsch which provides for annual compensation of $170,000, $185,000 and $200,000, respectively, for the first, second and third year of the term. As part of the employment agreement, Mr. Wearsch was awarded an option to purchase 60,000 shares of the Company's common stock at $4.75 per share. Upon termination without cause, Mr. Wearsch is entitled to receive compensation for 12 months from the date of termination. Upon the occurrence of certain "change of control" events, Mr. Wearsch shall be entitled to resign his position and receive compensation for 12 months following the resignation.

EXECUTIVE COMPENSATION

    The tables and discussion below set forth information about the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and its three other most highly compensated executive officers during the fiscal years ended March 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE


                                                                     ANNUAL COMPENSATION        LONG TERM COMPENSATION
                                               FISCAL           -----------------------------      SHARES UNDERLYING
NAME AND PRINCIPAL POSITION                     YEAR             SALARY               BONUS           OPTIONS(1)
                                              --------          --------             --------          --------
Nathan Hevrony ..........................         1998          $217,644(2)          $400,000           300,000
    Chief Executive Officer                       1997          $185,000(2)          $ 40,000                --
                                                  1996          $185,000(2)                --                --
Timothy N. Burditt ......................         1998          $141,592             $275,000            60,000
    Executive Vice President,                     1997          $120,000             $ 15,000                --
    Administration and Finance                    1996          $120,000             $ 20,000             5,000
Hans-Georg Stahmer(3) ...................         1998          $108,132             $ 39,714            60,000(3)
    President & Member of Hornschuch              1997                --                   --                --
    Management Board                              1996                --                   --                --
Richard A. DeCoste ......................         1998          $140,000             $     --            50,000
    Executive Vice President                      1997          $125,000             $  5,000                --
                                                  1996          $125,000                   --                --

----------

(1) The option share totals reflect the one-for-five reverse stock split which was effective December 29, 1997.

(2) The Company also paid the premium of $17,665 for term life insurance for the benefit of Mr. Hevrony.

(3) Mr. Stahmer resigned effective July 31, 1998. The 60,000 options granted to Mr. Stahmer in fiscal 1998 expired upon his resignation.

                OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 1998

                                                                                                         POTENTIAL
                                                                                              REALIZABLE VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK PRICE
                              INDIVIDUAL GRANTS                                              APPRECIATION FOR OPTION TERM
------------------------------------------------------------------------------------    ---------------------------------------
                                         % OF TOTAL
                         NUMBER OF        OPTIONS
                          SHARES         GRANTED TO
                        UNDERLYING      EMPLOYEES IN
                         OPTIONS         THE FISCAL       EXERCISE       EXPIRATION
          NAME          GRANTED(1)          YEAR            PRICE          DATE             0%             5%             10%
--------------------    -----------     ------------      ---------      -----------    ---------      ---------      ---------
Nathan Hevrony            300,000(2)           44.8%      $    5.50      2-18-2003           $-0-      $ 120,000      $ 585,000

Timothy N. Burditt         60,000(2)            9.0%      $    5.50      2-18-2003           $-0-      $  24,000      $ 117,000

Richard A. DeCoste         30,000(2)            4.5%      $    6.00      2-18-2003           $-0-           $-0-      $  43,500

                           20,000(3)            3.0%      $    5.00      5-31-2000           $-0-           $-0-      $  30,800

Hans-Georg Stahmer         60,000(4)            9.0%      $    5.00      6-30-2004           $-0-           $-0-      $  92,400

----------

(1) Option share totals reflect the one-for-five reverse stock split that was effective December 29, 1997.

(2) The options vest as follows: one third on the date of grant, one third on February 19, 1999 and one third on February 19, 2000.

(3) The options vested on the date of grant.

(4) Mr. Stahmer resigned effective July 31, 1998. The 60,000 options granted to Mr. Stahmer in fiscal 1998 expired upon his resignation.


                AGGREGATED MARCH 31, 1998 YEAR END OPTION VALUES


                                    NUMBER OF SHARES UNDERLYING           VALUE OF UNEXERCISED
                                             UNEXERCISED                   IN-THE-MONEY OPTIONS
                                    OPTIONS AT FISCAL YEAR END(1)         AT FISCAL YEAR END(2)
                                   ------------------------------    ------------------------------
           NAME                    EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
           ----                    -----------      -------------    -----------      -------------
Nathan Hevrony ............          250,000          280,000          $32,000          $37,600
Timothy N. Burditt ........           45,000           40,000          $ 5,200          $ 7,520
Richard A. DeCoste ........           45,000           20,000          $13,760          $     0
Hans-Georg Stahmer(3) .....                0           60,000          $     0          $     0


----------

(1) Option share totals reflect the one-for-five reverse stock split which was effective December 29, 1997.

(2) Value of unexercised in-the-money options was calculated using the closing sales price for the Company's stock on March 31, 1998.

(3) Mr. Stahmer resigned effective July 31, 1998. His 60,000 options expired upon his resignation.


    During the year ended March 31, 1998, none of the executive officers exercised any outstanding stock options. The only unexercised options held by such executive officers as of March 31, 1998 are shown in the table above.

COMMITTEE REPORT TO STOCKHOLDERS REGARDING EXECUTIVE COMPENSATION

    The Compensation Committee has furnished the following report on executive compensation: (1)

         The Compensation Committee believes that compensation to the Company's executive officers should be designed to encourage and reward management's efforts to further strengthen the Company's business and to create added value for stockholders. Such a compensation program helps to achieve the Company's business and financial objectives and also provides incentives needed to attract and retain well-qualified executives. The Company operates in a competitive marketplace and needs to attract and retain highly qualified senior management and executive personnel in order to assist the Company in its goals of developing new products, business and technologies. To this end, the Company has developed a compensation program with three primary components: base salary, annual incentives and long-term incentives. The Compensation Committee has considered the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation. The Compensation Committee has engaged the services of Buck Consultants, an international compensation consulting firm, in order to ensure that the compensation paid to the Company's executive officers is competitive with companies of equivalent size, geographical scope and technological complexity.

         Base Salary. The base salary levels of the Company's executive officers are established by the Compensation Committee so as to be competitive with the salaries of executives of other public companies of the same size and/or industry who perform similar or comparable functions, in order to insure the continued services of such key individuals. Where applicable, the Compensation Committee may also consider the particular past performance of such person, which may be based either upon specific performance measures or upon more subjective criteria, and it may also take the Company's overall financial position and the general economic climate into consideration in establishing levels of compensation. Except in the case of long-term employment agreements which have pre-set salary levels, the Compensation Committee annually reviews executive base salaries and may make changes based upon either an increase in the individual's contributions to the Company or an increase in the median base salaries of executives of similarly situated companies within the Company's industry.

         The Company has entered into employment agreements with certain of its executive officers, including Nathan Hevrony (Chief Executive Officer), Timothy N. Burditt (Executive Vice President, Administration and Finance), Richard DeCoste (Executive Vice President), Rolf J. Gemmersdorfer (Executive Vice President), Dr. Bernhard Muller (Executive Vice President) and Earl Wearsch (Executive Vice President). Entering into such agreements is done to formalize long-term relationships with those persons whose continued involvement with the Company is key to its success.

         The Company entered into an employment agreement as of June 1, 1997 with Mr. Hevrony which expires May 31, 2000. The agreement originally provided for payment of a $197,500 annual salary (which may be increased periodically at the discretion of the Compensation Committee) plus performance bonuses and incentive bonuses under the Acquisition Incentive Plan. In February 1998, the Compensation Committee increased Mr. Hevrony's salary to $325,000. When entering into the agreement, the Compensation Committee reviewed the Company's prior and current earnings and considered Mr. Hevrony's efforts to restructure the Company's debt and other operations, as well as his success in

--------
   (1) This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

    developing new technologies. When increasing Mr. Hevrony's salary, the Compensation Committee also considered the significantly increased responsibilities that Mr. Hevrony was required to undertake in managing the much larger, more complex and more international business operations of the Company following the October 1997 Hornschuch Acquisition. Although no specific weight or value was given to these factors, the Compensation Committee compared Mr. Hevrony's salary with those of other executives of similarly sized companies and believes that each of the salary levels established under his employment agreement was appropriate.

         Annual Incentives. The Compensation Committee believes that annual incentives should be offered to executives which are directly related to improvements in Company performance which yield increased value for stockholders. The Compensation Committee may award annual incentives in the form of cash performance bonuses, the amount of which may be determined in accordance with predetermined threshold levels relating to some or all of the following: increased revenue related to certain products or technologies, increased profits, earnings per share or upon other specific performance criteria to be established by the Compensation Committee. Such bonuses may be related to the Company's overall levels of performance or to areas related to the specific individual's duties and efforts. The employment agreements between the Company and its executive officers provide for the payment of performance bonuses, the specific amounts of which are determined at the discretion of the Compensation Committee. In August 1997, a performance bonus of $50,000 was paid to Mr. Hevrony based upon his role in the favorable restructuring of the Company's outstanding loans and in developing new technologies during fiscal 1997. For fiscal 1998, no performance bonuses were paid. Early in fiscal 1998, the Compensation Committee established the Acquisition Incentive Plan to focus on the Company's primary objective for the year of building shareholder value through key acquisitions and to reward participants for their role in completing such acquisitions. Based on Mr. Hevrony's significant efforts and success in completing the Hornschuch Acquisition, he was awarded an incentive bonus of $350,000 under the Acquisition Incentive Plan, the amount of which was based on increased profitability of the Company following the acquisition.

         Long-Term Incentives. Long-term incentives are provided to executives primarily through grants of stock options. This form of compensation is intended to help retain executives and motivate them to improve the Company's long-term performance and hence long-term stock market performance. Conditional stock options have been granted in the past and may be granted in the future to certain employees which vest only upon the Company or its subsidiaries achieving certain performance levels. Stock options may be granted at the prevailing market value or at 85% of market value. Options may vest immediately upon grant or over a period of time. Options that were granted under the Company's 1987 Stock Option Plan are exercisable for a period of ten years, although the Company has granted options outside the Plan with different vesting periods. Under terms established by the Compensation Committee, on February 19, 1998, Mr. Hevrony was granted options to purchase 300,000 shares of the Company's common stock at an exercise price of $5.50 per share. One third of these options vested on the date of grant, one third will vest one year after the date of grant and the remaining one third will vest two years after the date of grant. The options are exercisable for five years.

         During fiscal 1998, the Compensation Committee reviewed the compensation of the Company's executive officers, based upon the recommendation of its Chief Executive Officer, Nathan Hevrony, giving particular attention to base salary, cash bonuses and the grant of stock options. Such compensation will be matched with the executives' performance in determining future compensation arrangements.

                              COMPENSATION COMMITTEE

                              Ronald A. Artzer, Chairman    Gabriel B. Thomas
                              Roger Grafftey-Smith          Stephen H. Verchick

STOCK PRICE PERFORMANCE

    The stock price performance graph below compares cumulative total return of the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Index and the Standard & Poor's Household Products Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on March 31, 1993 and that all dividends were reinvested. The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.


                           TOTAL SHAREHOLDER RETURNS

                                     BASE          YEAR ENDING
                                     PERIOD
COMPANY/INDEX                        MAR93         MAR94         MAR95         MAR96         MAR97         MAR98
----------------------------------------------------------------------------------------------------------------
DECORA INDS INC                        100         54.56         53.06         53.06         37.88         55.16
HOUSEHOLD PDS (NON-DURA)-500           100        101.37        128.64        167.24        228.04        322.49
S&P 500 INDEX                          100        101.47        117.27        154.92        185.63        274.73

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On October 1, 1997, the Company issued warrants (the "Textron Warrants") to a pension fund known as the Textron Master Trust ("Textron") in connection with an $18,000,000 subordinated loan from Textron to the Company (the "Textron Loan"), the proceeds of which were used to repay existing indebtedness of Decora and to help facilitate the Hornschuch Acquisition. The Textron Loan was paid in full on April 29, 1998 as part of a refinancing associated with the acquisition of the Decorative Coverings Group from Rubbermaid, Incorporated. The Textron Warrants include (i) a warrant to purchase 427,307 shares of the Company's common stock, (ii) a warrant to purchase 69,557 shares of Series A Preferred Stock, with each share of Series A Preferred Stock to automatically convert to 20 shares of common stock, for a total of 1,391,140 shares of common stock, and
(iii) a contingent warrant to purchase a fixed percentage of certain additional shares of common stock if issued by the Company in the future. All of the Textron Warrants are exercisable until September 30, 2005 at an exercise price of $5.00 per share and to date, no warrants have been exercised. See "Beneficial Ownership of Securities." So long as any of the Textron Warrants are outstanding, Textron shall have the right to nominate one person to the Company's Board of Directors. Textron nominated Richard A. Watson, who served as a member of the Board of Directors until his resignation on May 5, 1998 following the repayment of the Textron Loan. To date, Textron has exercised this right only during the period that the Textron Loan was outstanding.

    On June 1, 1997, the Board of Directors granted options to purchase 20,000 shares of common stock to Mr. DeCoste at an exercise price of $5.00 per share. All such options were immediately vested and were exercisable for three years.

    On January 8,1998, the Board of Directors granted options to purchase 60,000 shares of common stock to Mr. Wearsch at an exercise price of $4.75 per share. On February 19, 1998, the Board of Directors granted an option to purchase 300,000 shares to Mr. Hevrony, an option to purchase 60,000 shares to Mr. Burditt and an option to purchase 40,000 shares to each of Mr. Artzer, Mr. Grafftey-Smith, Mr. Thomas and Mr. Verchick, all at an exercise price of $5.50 per share. On the same date, the Board of Directors granted an option to purchase 30,000 shares to Mr. DeCoste, an option to purchase 60,000 shares to Mr. Wearsch and an option to purchase 40,000 shares to Mr. Nolfi, all at an exercise price of $6.00 per share. One third of these options vested on the date of grant, one third will vest one year after the date of grant and the remaining one third will vest two years after the date of grant. All such options granted have an exercise price which was either equal to or greater than the market price of the Company's common stock on the date of grant. All such options are exercisable for five years except for those granted to Mr. Wearsch on January 8, 1998 which are exercisable for three years after vesting.

    On February 20, 1998, the Board of Directors granted an option to purchase 50,000 shares of common stock to Dr. Muller at an exercise price of $5.00 per share, with up to 16,666 or 16,667 of the options to vest in each of the next three years depending on achievement of certain performance targets. All such options granted have an exercise price which was either equal to or greater than the market price of the Company's common stock on the date of grant. All such options are exercisable for three years after vesting. On February 20, 1998, the Board of Directors granted an option to purchase 60,000 shares of common stock to Mr. Stahmer at an exercise price of $5.00 per share. These options expired upon Mr. Stahmer's resignation effective July 31, 1998.

    On August 1, 1998, the Board of Directors granted to Mr. Gemmersdorfer (i) an option to purchase 60,000 shares of common stock at an exercise price of $8.00 per share, with 12,000 options immediately vesting and 12,000 options to vest on August 1 of each of the next four years, and (ii) an option to purchase an additional 60,000 shares of common stock at an exercise price of $8.00 per share, with 24,000 options to vest on June 1, 2000 and 12,000 options to vest on June 1 of each of the next three years depending on achievement of certain performance targets. All such options granted have an exercise price which was either equal to or greater than the market price of the Company's common stock on the date of grant. All such options are exercisable until the first to occur of July 31, 2003 or the third anniversary of the date of vesting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1

                                   PROPOSAL 2
                        APPROVAL OF INDEPENDENT AUDITORS

    The Board of Directors is recommending the ratification of its selection of PricewaterhouseCoopers LLP as the Company's independent certified public accountants to audit the financial statements of the Company for the 1999 fiscal year. Although ratification of the choice of auditors is not legally required, the Board believes such ratification to be in the best interests of the Company. In the event such approval of stockholders is not received, the Board will select another firm to audit the Company's financial statements. PricewaterhouseCoopers LLP has advised the Company that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors. A representative of PricewaterhouseCoopers LLP is expected to be present and available to answer appropriate questions at the Annual Meeting and will be given the opportunity to make a statement if desired.

    The following resolution will be offered at the meeting:

    RESOLVED, that PricewaterhouseCoopers LLP be and hereby is appointed as the independent certified public accountants of the Company for its 1999 fiscal year.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2

                                  OTHER MATTERS

    The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

    Any stockholder who wishes to present resolutions to be included in the proxy statement for the Company's next Annual Meeting (for the fiscal year ending March 31, 1999) must file such resolutions with the Company not later than May 31, 1999.

                             ADDITIONAL INFORMATION

    This Proxy Statement is accompanied by the Company's Annual Report for the fiscal year ended March 31, 1998 and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998. The Securities and Exchange Commission (the "Commission") maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Annual Report on Form 10-K and exhibits thereto will be made available to stockholders at no charge upon their written request to the Company, Attention: Ms. Nancy Gallipeo, 1 Mill Street, Fort Edward,
New York 12828.

Fort Edward, New York                         By Order of the Board of Directors
August 20, 1998

                                                                 [Form of Proxy]

                             DECORA INDUSTRIES, INC.
                   1 MILL STREET, FORT EDWARD, NEW YORK 12828

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned, as owner of shares of Common Stock of Decora Industries, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Proxy Statement and the notice of the stockholders meeting to be held on September 28, 1998, at 9:00 a.m. local time, at the Desmond Hotel, located at 660 Albany Shaker Road, Albany, New York, and hereby further revokes all previous proxies and appoints Nathan Hevrony and Timothy N. Burditt, or either of them, as proxy of the undersigned at said meeting and any adjournments thereof with the same effect as if the undersigned were present and voting the shares.

(1) For the election of the following persons as directors of the Company to serve until the next annual meeting of stockholders or until their respective successors shall have been elected and qualified.

      [ ] AUTHORITY GRANTED to                    [ ] AUTHORITY WITHHELD to               Nominees:
          vote for nominees listed at right,          vote for all nominees listed        Nathan Hevrony
          except as indicated to the                  at right.                           Roger Grafftey-Smith
          contrary below.                                                                 Gabriel B. Thomas
                                                                                          Stephen H. Verchick
                                                                                          Ronald A. Artzer

              (INSTRUCTION: TO VOTE AGAINST ANY NOMINEE, WRITE THAT
                  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

      ---------------------------------------------------------------------

(2)   The approval and adoption of a resolution appointing
      PricewaterhouseCoopers LLP as the Company's independent certified public accountants for fiscal year 1999.

      [ ] FOR                      [ ] AGAINST                      [ ] ABSTAIN

(3) In their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.



                                    (continued and to be signed on reverse side)

                         (continued from previous side)


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEES AND IN FAVOR OF SUCH PROPOSALS, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                        Dated: __________________________ , 1998



                                        ________________________________________

                                        ________________________________________

                                        Sign exactly as your name appears on
                                        your share certificate. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title. If more than one trustee, all
                                        should sign. All joint owners should
                                        sign. If a corporation, sign in full
                                        corporation name by president or other
                                        authorized officer. If a partnership,
                                        sign in partnership name by authorized
                                        person. Persons signing in a fiduciary
                                        capacity should indicate their full
                                        title in such capacity.